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                                                                    EXHIBIT 16.1

                       (KPMG Peat Marwick LLP letterhead)



September 5, 1996


Securities and Exchange Commission
Washington, DC  20549

Ladies and Gentlemen:

We were previously principal accountants for Penn Virginia Corporation and, under the date of February 21, 1996, we reported on the consolidated financial statements of Penn Virginia Corporation and subsidiaries as of and for the years ended December 31, 1995 and 1994. On August 29, 1996, our appointment as principal accountants was terminated. We have read Penn Virginia Corporation's statements included under Item 4 of its Form 8-K dated August 30, 1996 , and we agree with such statements.

Very truly yours,



/s/ KPMG PEAT MARWICK LLP


September 5, 1996